EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Phoenix-Engemann Trust

In planning and performing our audits of the financial statements of Phoenix-Engemann Balanced Return Fund, Phoenix-Engemann Focus Growth Fund, Phoenix-Engemann Nifty Fifty Fund, Phoenix-Engemann Small & Mid-Cap Growth Fund, and Phoenix-Engemann Value 25 Fund (constituting Phoenix-Engemann Trust, hereinafter referred to as the "Trust") for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2001




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix-Engemann Funds was held on November 30, 2000 to approve the following matters:

NUMBER OF VOTES
FOR     AGAINST      ABSTAIN

1. Approve an Agreement and Plan of Reorganization
which provides for the reorganization of the Trust
into a Delaware business trust.
21,808,617     757,649      1,091,181

2. Amend the fundamental investment restriction of each
Fund regarding diversification.
21,552,628     809,254     1,295,565

3. Amend the fundamental investment restriction of each
Fund regarding concentration.
21,448,117     850,350     1,358,980

4. Amend the fundamental investment restriction of each
Fund regarding borrowing.
21,066,876     1,199,654     1,390,917

5. Amend the fundamental investment restriction of each
Fund regarding the issuance of senior securities.
21,257,772     995,891     1,403,784

6. Amend the fundamental investment restriction of each
Fund regarding underwriting.
21,353,702     900,554     1,403,191

7. Amend the fundamental investment restriction of each
Fund regarding investing in real estate.
21,257,697     1,034,995     1,364,755

8. Amend the fundamental investment restriction of each
Fund regarding investing in commodities.
21,004,808     1,213,439     1,439,300

9. Amend the fundamental investment restriction of each
Fund regarding lending.
21,063,622     1,195,203     1,398,622

10. Eliminate the fundamental investment restriction
of the Small & Mid-Cap Growth Fund and the Value 25
Fund regarding pledging of assets.
4,157,811     195,799     235,638

11. Eliminate the fundamental investment restriction
of each Fund except the Value 25 Fund, regarding
officer or trustee ownership of securities.
20,150,132     1,148,996     1,341,894

12. Eliminate the fundamental investment restriction
of each Fund regarding the purchase of securities of
other investment companies.
21,346,523     974,593     1,336,331

13. Eliminate the fundamental investment restriction
of the Small & Mid-Cap Growth Fund and the Value 25
Fund regarding investments in oil, gas or other
mineral leases, rights or royalty contracts.
4,183,285     188,339     317,624

14. Eliminate the fundamental investment restriction
of each Fund regarding the purchase of securities of
unseasoned issuers.
21,024,330     1,278,354    1,354,763

On the record date of November 30, 2000, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

Class of Shares
       Shares outstanding       Percentage present by proxy

Phoenix-Engemann Balanced Return Fund
       4,981,897                 53.84%
Phoenix-Engemann Focus Growth Fund
     23,534,672                 46.25%
Phoenix-Engemann Nifty Fifty Fund
     11,840,232                 45.61%
Phoenix-Engemann Small & Mid-Cap Growth Fund
      9,528,375                 38.55%
Phoenix-Engemann Value 25 Fund
      1,817,425                 55.93%
Phoenix-Engemann Funds (for items 1 through 9, 12 and 14)
     51,702,601                 45.76%